Exhibit 99.1

Allied Healthcare International Inc.
Appoints David Moffatt as New Chief Financial Officer

NEW YORK — (BUSINESS WIRE) — August 3, 2006 — Allied Healthcare International Inc. (NASDAQ: AHCI; AIM: AHI) has appointed David Moffatt as the Company’s new Chief Financial Officer, succeeding the interim CFO, Paul D. J. Weston. Mr. Weston will assume the newly created position of Deputy Chief Financial Officer and will retain the responsibility for Allied’s UK financial operations.

Mr. Moffatt, an entrepreneurial, commercial and results-oriented executive with significant senior management experience in a variety of sectors, including manufacturing, distribution, logistics, recruitment, and online and off-line media, will be responsible for Allied’s day-to-day and long-term strategic financial operations. He brings to the Company more than 20 years of experience managing pan-European teams, directing or overseeing mergers and acquisitions, due diligence and integration, fundraising, investor relations, change management, and compliance with IFRS, US GAAP and Sarbanes-Oxley.

Timothy M. Aitken, Allied Healthcare Chief Executive Officer and Chairman commented: ‘‘I welcome David Moffatt’s appointment as it is both appropriate at this time and strategically forward looking. With his experience he significantly augments the capabilities of the management team.’’

Most recently, for the last six years, Mr. Moffatt has served as Deputy European Chief Financial Officer for Monster Worldwide, Inc. (NASDAQ: MNST), the parent company of Monster®, a leading global online recruitment services provider. Previously, he held management positions at a variety of other multinational companies, including Interim Operations Director of Patientline Ltd., a hospital bedside telephone, television and video company; Interim CEO and CFO of GB Express Ltd., a European fast freight group; and Finance Director of various divisions of Hanson PLC, an industrial conglomerate. Mr. Moffatt earned his B.A. with honors in Economics, and is a Fellow of the Association of Chartered Certified Accountants.

About Allied Healthcare International Inc.

Allied Healthcare International Inc. is a leading provider of flexible healthcare staffing services in the United Kingdom. Allied operates a community-based network of approximately 100 branches with the capacity to provide carers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the U.K. population. Allied meets the needs of Private Patients, Community Care, Nursing Homes and Hospitals. The company also supplies medical-grade oxygen for use in respiratory therapy to the U.K. pharmacy market and Northern Ireland, and oxygen concentrators to customers in Northern Ireland. Following the award of the new oxygen contracts, the Company also now provides unified oxygen services directly to customers in the South East of England. For more information, visit www.alliedhealthcare.com.

Forward-Looking Statements

Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: Allied's ability to continue to recruit and retain qualified flexible healthcare staff; ability to enter into contracts with hospitals and other healthcare facility customers on terms attractive to Allied; the general level of patient occupancy at hospital and healthcare facilities of Allied's customers; the ability to successfully implement acquisition and integration strategies; dependence on the proper functioning of Allied's information systems; the effect of existing or future government regulation of the healthcare industry, and ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenue and profitability; the ability to use net operating loss carry forwards to offset net income; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied's most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. Allied undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information:

Allied Healthcare Contact:
David Moffatt
Chief Financial Officer
(212) 750-0064

Investor Contact:
Adam Holdsworth
The Investor Relations Group
New York, NY
(212) 825-3210